Exhibit 8(c)(i)

               SHARED FUNDING AGREEMENT FOR SEPARATE ACCOUNT NO. 2

1.0   SHARED FUNDING AGREEMENT

      1.1 This Agreement, dated November 7, 1990, between Mutual of America Life Insurance Company, a New York mutual life insurance corporation with principal offices at 666 Fifth Avenue, New York, New York 10103 (Mutual), and Calvert Securities Corporation with principal offices at 4550 Montgomery Avenue, Bethesda, Maryland 20814 ("Calvert"), which serves as principal underwriter to Acacia Capital Corporation, a registered investment company with principal offices at 51 Louisiana Avenue, N.W., Washington, D.C. 20001, (the "Fund"),

      1.2 In consideration of the promises, representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the transactions contemplated hereby and the mode of carrying the same into effect, and intending to be legally bound, the parties hereto agree to the provisions set forth below.

2.0   THE VARIABLE ANNUITY CONTRACTS AND THE SEPARATE ACCOUNT

      2.1 Mutual shall maintain variable annuity contracts (the "Contracts") designed to provide, under current law, the benefits of a tax-deferred accumulation of income for retirement and other purposes.

      2.2 Purchase payments for the Contracts may be invested by Mutual in Separate Account No. 2 (separate account), registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940 (1940 Act). Such payments will constitute assets of the separate account and shall be invested, as directed by purchasers, in certain open-end diversified management companies registered under the 1940 Act.

      2.3 One of the open-end diversified management companies is the Fund, an open-end diversified management investment company with eight separate series, registered under the 1940 Act. Each series is a separate investment portfolio with distinct investment objectives.

      2.4 Mutual will offer one of the series of the Fund, specifically the Calvert Socially Responsible Series (the "Series"), through the separate account to its Contract Owners and their participants where applicable (Contract Owners).

      2.5 Mutual will use the name "Calvert Socially Responsible Fund" with respect to the Separate Account, the name "Calvert Socially Responsible Series" with respect to the Fund and the names "Calvert" or "Calvert Series" where appropriate in its marketing and sales literature when referring to investments in the Series.
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            2.5.1 Mutual will use its best efforts to market and promote its
                  Contracts.

            2.5.2 In marketing its Contracts, Mutual will comply with all applicable state and federal laws. Mutual and its agents shall make no representations or warranties concerning the Fund or Series shares except those contained in the then current prospectuses of the Fund and in the Fund's current printed sales literature. Copies of all advertising and sales literature describing or concerning the Fund which is prepared by Mutual or its agents for use in marketing its Contracts will be sent to Calvert for approval prior to use. Calvert will give its approval or comments as soon as is reasonably practical, but in no event later than 7 business days after receipt. Mutual shall be responsible for compliance with any state or federal filing or review requirements concerning advertising and sales literature.

            2.5.3 Mutual and its agents will not oppose voting recommendations from Calvert or the Fund's Board of Directors or interfere with the solicitation of proxies for the Fund shares held by Mutual for Mutual Contract Owners, unless Mutual deems such recommendations detrimental to it or to its Contract Owners. Calvert agrees to prepare and print any proxy statements required for Series' shareholder meetings, and to provide sufficient number of copies of such proxy statements to Mutual. Mutual agrees to timely distribute such proxy statements to its Contract Owners. Mutual agrees to provide pass-through voting privileges to all Mutual Contract Owners and to assure that its separate account participating in the Fund calculates voting privileges in a manner consistent with all other separate accounts of any insurance company investing in the Fund, as required by the exemptive order referenced in
                  Section 3.2.3 of this Agreement.

            2.5.4 Mutual will be responsible for reporting to the Fund's Board of Directors any potential or existing conflicts among the interests of the Contract Owners of all its separate accounts investing in the Fund, and to assist the Board by providing it with all information reasonably necessary for the Board to consider any issued raised. Mutual will be responsible for taking remedial action as may be necessary with respect to its separate account in the event of a Board determination of an irreconcilable material conflict and to bear the cost of such remedial action. Other relevant insurance companies will be responsible for taking similar remedial action with respect to their respective separate accounts and will bear the costs of such actions.

      2.6   Mutual will bear the costs of, and have the primary responsibility for:
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            2.6.1 Registering the Contracts and the separate account with the
                  SEC;

            2.6.2 Developing all policy forms, application forms, confirmations and other administrative forms or documents and filing such of these as are necessary to comply with the requirements of all insurance laws and regulations in each state in which the Contracts are offered;

            2.6.3 Administration of the Contracts and the separate account, including all Contract Owner service and communication activities;

            2.6.4 Preparing and approving all marketing and sales literature involving the sale of Mutual's separate account fund which invests in shares of the Fund;

            2.6.5 Printing (from camera ready copy provided to Mutual by
                  Calvert) and distributing to Mutual Contract Owners copies of the current prospectuses, statements of additional information (as requested by Contract Owners) and periodic reports for the separate account and the Fund. Mutual is hereby authorized to reproduce in any manner whatsoever, at a cost borne by Mutual, the Series prospectus, statement of additional information, and annual and semi-annual reports.

            2.6.6 Preparing and filing any reports or other filings as may be required under state insurance laws or regulations with respect to the Contracts or separate account; and

            2.6.7 Providing Calvert with any and all amendments to the registration statement of the Separate Account as they are filed with the SEC, and where such registration statement references the Series, the Fund, or Calvert, providing Calvert an opportunity to comment on same prior to the effective date.

            2.6.8 Reimbursing the Fund up to $1,500 for the cost of obtaining a separate audit opinion for the 1990 fiscal year for the Series, distinct from the other seven series; and further, Mutual agrees that for every year thereafter, it will reimburse the Fund for Mutual's pro rata share of the cost of obtaining a separate audit opinion for the Series distinct from the Fund's other seven series. Mutual's share of this expense will be in direct proportion to the percentage of Series assets held by all of Mutual's separate accounts.

3.0   THE SERIES

      3.1 The Fund and Calvert shall make available shares of the Series as an underlying investment medium for Mutual Contract Owners.
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      3.2   The Fund shall bear the costs of, and shall have, or shall cause the
            Fund and the Series to assume, the primary responsibility for:

            3.2.1 Registering the Fund with the SEC including a separate prospectus for the series which does not reference the other seven series of the Fund. The costs of printing and distributing such prospectus to Mutual Contract Owners shall be borne by Mutual as provided in Section 2.6.5 above;

            3.2.2 Preparing, producing and maintaining the effectiveness of such registration statements for the Fund as are required under federal and state securities law, and clearing such registration statements through the SEC and pursuant to the securities laws and regulations in each state in which the contracts are offered;

            3.2.3 Preparing and filing an Application for Exemptive Relief which grants appropriate exemptive relief from the relevant provisions of the 1940 Act ("Application") which permits Mutual Contracts to use the Fund as an underlying investment alternative;

            3.2.4 Operating and maintaining the Fund in accordance with applicable law, including the diversification standards of the Internal Revenue Code of 1986 applicable to variable annuity contracts;

            3.2.5 Preparing and filing any reports or other filings as may be required with respect to the Fund under federal or state securities laws;

            3.2.6 Using its best efforts to provide Mutual with the daily net asset values of the Series by 5:00 p.m. E.S.T. on each day the New York Stock Exchange is open;

            3.2.7 Providing Mutual with camera-ready copy necessary for the printing of the periodic shareholder reports and the prospectus for the Fund;

            3.2.8 Providing Mutual with monthly performance data by the 6th business day after the close of a month and with such information and data related to the portfolio characteristics, holdings, and performance of the Fund, as may reasonably be requested from time to time;

            3.2.9 Informing Mutual in writing whenever the Series declares an income dividend or a capital gain distribution, specifying the amount per unit, the declaration date, the ex-dividend date, and the payment date.

            3.2.10 Providing Mutual with drafts of financial statements
                   (semi-annual and annual) no later than 4 weeks after the close of June 30 and December 31 respectively; and
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            3.2.11 Providing Mutual with any and all amendments to the Fund's registration statement and financial statements as they are filed with the SEC. and where such registration statement references Mutual, providing Mutual an opportunity to comment on same prior to the effective date and providing such material on a timely basis for inclusion in any federal or state securities law filing of Mutual's separate account of which the Series is a part.

      3.3 The Fund or Calvert shall maintain records in accordance with the 1940 Act or other statutes, rules and regulations applicable to the Fund's operation in connection with the performance of its duties. Mutual shall have the right to access such records, upon reasonable notice and during business hours, in order to respond to regulatory requirements, inquiries, complaints or judicial proceedings. Fund and Calvert records of all transactions with respect to the Contracts shall be retained for a period of not less than six (6) years from each transaction.

      3.4 The parties or their duly authorized independent auditors have the right under this Agreement to perform on-site audits of records pertaining to the Contracts and the Fund, at such frequencies as each shall determine, upon reasonable notice and during normal business hours. At the request of the other, each will make available to the other's auditors and/or representatives of the appropriate regulatory agencies, all requested records, data, and access to operating procedures.

4.0   COST AND EXPENSES

      4.1 Except for costs and expenses for which indemnification is required pursuant to Section 7.19 or Section 7.20 or as otherwise agreed in writing by the parties in specific instances or, as set forth herein, the parties shall each pay their respective costs and expenses incurred by them in connection with this Agreement.

      4.2 Calvert agrees that through May 1, 1991 it shall cause the annual operating expenses of the Series to not exceed 0.85% of the Series' average annual daily net assets. If Calvert intends to cause or allow such expenses to exceed this amount after May 1, 1991, Calvert will notify Mutual in writing of the new expense guarantee no later than February 15, 1991, or no later than February 15 of any subsequent year in which it may cause or allow such expenses to exceed 0.85% in the subsequent 12 month period ending April 30 of the following year. Calvert will notify Mutual in writing if, at any time it decides to discontinue guaranteeing the level of annual operating expenses of the Series.

5.0   TERM OF AGREEMENT

      5.1 The term of this Agreement shall be indefinite unless terminated pursuant to Section 6 of this Agreement.
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6.0   TERMINATION

      6.1   This Agreement will terminate:

            6.1.1 At the option of any party upon 90 days' prior written notice to the other parties. If a party notifies the other parties that it intends to terminate, or is terminating, this Agreement, the affected parties shall immediately file with the SEC such documents, if any, as are necessary to permit the offering of shares of the Series to Mutual Contract Owners to be discontinued; or

            6.1.2 Upon assignment of this Agreement unless the assignment is made with the written consent of the other party.

            6.2.3 In the event of termination of this Agreement pursuant to this
                  Section 6.0, the provisions of Sections 4.0, and 7.0 shall survive such termination.

7.0   GENERAL PROVISIONS

      7.1 This Agreement is the complete and exclusive statement of the agreement between the parties as to the subject matter hereof which supersedes all proposals or agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement.

      7.2 This Agreement can only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of the respective party.

      7.3 If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

      7.4 This Agreement and the rights, duties and obligations of the parties hereto shall not be assignable by either party hereto without the prior written consent of the other.

      7.5 No waiver by either party of any default by the other in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other covenant, promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof.

      7.6 No liability shall result to any party, nor shall any party be deemed to be in default hereunder, as the result of delay in its performance or from its non-performance hereunder caused by circumstances beyond its control, including but limited to: act
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            of God, act of war, riot, epidemic; fire; flood or other disaster;
            or act of government. Nevertheless, the party shall be required to be diligent in attempting to remove such cause or causes.

      7.7 Each of the parties will act as an independent contractor under the terms of this Agreement and neither is now, or in the future, an agent or a legal representative of the other for any purpose. Neither party has any right or authority to supervise or control the activities of the other party's employees in connection with the performance of this Agreement or to assign or create any application of any kind, express or implied, on behalf of the other party or to bind it in any way, to accept any service of process upon it or to receive any notice of any nature whatsoever on its behalf.

      7.8 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

      7.9 Nothing herein shall prevent either party from participating in any proceeding before any regulatory authority having jurisdiction over any matter relating to this Agreement, the Contracts, the separate account or the Fund which may affect the parties to it. The parties shall each give the others prompt notice of any such proceeding.

      7.10 In all matters relating to the preparation, review, prior approval and filing of documents, the parties shall cooperate in good faith. Neither party shall unreasonably withhold its consent with respect to the filing of any document with any federal or state regulatory authority having jurisdiction over the Contracts, the separate account or the Fund.

      7.11 Captions contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.

      7.12 All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, to the addresses set forth below:

            Patrick A. Burns                    William M. Tartikoff
            Executive Vice President            General Counsel
            and General Counsel                 Calvert Securities Corp.
            Mutual of America Life              4550 Montgomery Avenue
            Insurance Company                   Suite 1000 N
            666 Fifth Avenue                    Bethesda, MD 20814
            New York, New York 10103

            or to such other address as the parties may from time to time designate. Any notice of one party refunds the other shall be deemed recent as of the date of said refund.

      7.13 Each party hereto shall promptly notify the other in writing of any claims, demands or actions having any bearing on this Agreement.
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      7.14  Each party agrees to perform its obligations hereunder in accordance with all applicable laws, rules and regulations now or hereafter in effect.

      7.15 If this Agreement is terminated for other than default, it is specifically agreed that neither party shall be entitled to compensation of any kind except as specifically set forth herein.

      7.16 In any litigation or arbitration between the parties, the prevailing party shall be entitled to reasonable attorneys' fees and all costs of proceedings incurred in enforcing this Agreement.

      7.17 This Agreement shall be binding upon an inure to the benefit of the parties hereto, their successors and permitted assigns.

      7.18 Each party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement. Each party further acknowledges that it has read this Agreement, understands it, and agrees to be bound by it.

      7.19 Mutual shall indemnify and hold the Fund and Calvert and each of their respective directors, officers, employees and agents harmless from any liability or expense (including reasonable attorneys' fees) arising from any failure of Mutual or the separate account to fulfill their respective obligations under this Agreement.

      7.20 Calvert shall indemnify and hold Mutual and its directors, officers, employees and agents harmless from all liabilities or expenses (including reasonable attorney's fees) arising from any failure of the Fund or Calvert to fulfill their respective obligations under this Agreement and Calvert shall indemnify and hold such parties harmless from a failure of the Fund's investment adviser to manage the Fund in compliance with the diversification requirements of the Internal Revenue Code of 1986, as amended, or any regulations thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.


CALVERT SECURITIES CORPORATION                     MUTUAL OF AMERICA LIFE
                                                     INSURANCE COMPANY

BY: /s/ John P. Comerford                          BY: /s/ Manfred Altstadt
   ---------------------------                     ---------------------------
   John P. Comerford                               Manfred Altstadt
   Vice President                                  Executive Vice President
                                                    and Treasurer